Exhibit 10.1

EMPLOYMENT AGREEMENT
The parties to this Employment Agreement (this “Agreement”) are Legacy Reserves Services, Inc., a Texas corporation (the “Employer”), James Daniel Westcott (the “Employee”). The parties desire to provide for the employment of the Employee as Executive Vice President and Chief Financial Officer of Legacy Reserves GP, LLC, a Delaware limited liability company (the “Company”) on the terms set forth herein effective as of September 24, 2012 (the “Effective Date”). Legacy Reserves LP (“Legacy”), a Delaware limited partnership, is joining in this Agreement for the limited purposes of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Legacy the employer of the Employee for any purpose.

1.	POSITION AND DUTIES.

1.1.Employment; Titles; Reporting. On the Effective Date, the Employer agrees to employ the Employee and the Employee agrees to enter employment with the Employer, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2), the Employee will serve as Executive Vice President and Chief Financial Officer of the Company. In such capacity, the Employee will report to and otherwise will be subject to the direction and control of the Board of Directors of the Company (including any committee thereof, the “Board”) and will have such duties, responsibilities and authorities as may be assigned to the Employee by the Board from time to time and otherwise consistent with such position in a public company, comparable in size to Legacy, which is engaged in natural gas and oil acquisition, development and production (including, but not limited to, maintaining, to the extent applicable, compliance with the Sarbanes-Oxley Act of 2002 and related regulations and all other federal, state and local laws and regulations, as well as all regulations and rules of any exchange or electronic trading system on which Legacy's securities may be traded).

1.2.Duties. During the Employment Term, the Employee will devote substantially all of his full working time to the business and affairs of the Employer, the Company and Legacy, will use his best efforts to promote the Employer's, the Company's, and Legacy's interests and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Employee may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Employer, the Company or Legacy (the Employer, the Company, Legacy and all such direct and indirect subsidiaries of the Employer, the Company or Legacy being referred to herein as the “Related Parties”), as applicable. The Employee will comply with the Employer's, the Company's and Legacy's policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company and Legacy. Nevertheless, the Employee may, with prior approval of the Board in each instance, engage in such other business and charitable activities that do not violate Section 7, create a conflict of interest with the Employer, the Company or Legacy or materially interfere with the performance of the Employee's obligations to the Employer, the Company or Legacy under this Agreement. The activities in which the Employee is engaged as of the Effective Date, all of which have been approved by the Board, are listed on Exhibit A hereto. The activities listed on Exhibit A hereto as described by Employee to the Board on or before the Effective Date of this Agreement are not a violation of any provision of this Agreement.

1.3.Place of Employment. The Employee will perform the Employee's duties under this Agreement at the Company's offices in Midland, Texas, with the likelihood of substantial business travel.

2.	TERM OF EMPLOYMENT.
The term of the Employee's employment by the Employer under this Agreement (the “Employment Term”) will commence on the Effective Date and will continue until employment is terminated by either party under Section 5. The date on which the Employee's employment ends due to a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Final Treasury Regulation Section 1.409A-1(h) and the default presumptions thereof, is referred to in this Agreement as the “Termination Date.”

3.	COMPENSATION.

3.1.Base Salary. During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $275,000 for services rendered to the Employer, the Company, Legacy, and any of their affiliates and their direct or indirect subsidiaries, payable in accordance with the Employer's regular payroll practices. The Employee's Base Salary will be reviewed annually by the Board and may be adjusted upward in the Board's sole discretion.

3.2.Annual Bonus Compensation. During the Employment Term, the Employee will be eligible to receive incentive compensation in such amounts and at such times as the Board may determine in its sole discretion to award to him under any incentive compensation or other bonus plan or arrangement as may be established by the Board from time to time (collectively “Employee Bonus Plan”), subject to and payable in accordance with the terms and conditions of any such Employee Bonus Plan. Any additional incentive compensation payable under any Employee Bonus Plan will be referred to in the aggregate in this Agreement as the Employee's “Bonus.”

3.3.Long-Term Incentive Compensation. Awards of equity interests of Legacy (“Units”) and/or other forms of equity-based compensation to the Employee on or after the Effective Date may be made from time to time during the Employment Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for executive officers of the Company and Legacy established periodically by the Board in its sole discretion.

4.	EXPENSES AND OTHER BENEFITS.

4.1.Reimbursement of Expenses. The Employee will be entitled to receive prompt reimbursement for all reasonable expenses, including professional fees, incurred by the Employee during the Employment Term (in accordance with the policies and practices presently followed by the Company or as may be established by the Board from time to time for the Company's senior executive officers) in performing services under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the Company's and Legacy's policies as in effect from time to time.

4.2.Vacation. The Employee will be entitled to paid vacation time each year during the Employment Term that will accrue in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3.Other Employee Benefits. In addition to the foregoing, during the Employment Term, the Employee will be entitled to participate in and to receive benefits as a senior executive under all of the Related Parties' employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

5.	TERMINATION OF EMPLOYMENT.

5.1.Death. The Employee's employment under this Agreement will terminate upon his death.

5.2.Termination by the Employer.

(a)Terminable at Will. The Employer may terminate the Employee's employment under this Agreement at any time with or without Cause (as defined below).

(b)Definition of Cause. For purposes of this Agreement, the Employer will have “Cause” to terminate the Employee's employment under this Agreement by reason of any of the following: (i) the Employee's conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to Legacy or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, or moral turpitude or similar conduct; (ii) the Employee's being charged with any felony or crime, which charge or publicity arising from or related thereto has caused harm or, in the good faith judgment of the Board, may cause substantial harm to Legacy or its direct or indirect subsidiaries; (iii) the Employee's repeated intoxication by alcohol or drugs during the performance of the Employee's duties; (iv) malfeasance in the conduct of the Employee's duties, including, but not limited to, (A) willful and intentional misuse or diversion of any of the Related Parties' funds, (B) embezzlement or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of the Related Parties; (v) the Employee's material failure to perform the duties of the Employee's employment consistent with the Employee's position, expressly including the provisions of this Agreement, or material failure to follow or comply with the reasonable and lawful written directives of the Board; (vi) a material breach of this Agreement; or (vii) a material breach by the Employee of written policies of the Related Parties concerning employee discrimination or harassment.

(c)Notice and Cure Opportunity in Certain Circumstances. The Employee may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Board will cause the Employer to give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in good faith to constitute “Cause.” If, in the good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have fifteen (15) days from his receipt of such notice to effect the cure of such circumstances or such breach to the good faith satisfaction of the Board. The Board will state whether the Employee will have such an opportunity to cure in the initial notice of “Cause” referred to above. If, in the good faith judgment of the Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such fifteen (15) day cure period, such breach will thereupon constitute “Cause” hereunder.

5.3.Termination by the Employee.

(a)Terminable at Will. The Employee may terminate his employment under this Agreement at any time with or without Good Reason (as defined below).

(b)Notice and Cure Opportunity. If such termination is with Good Reason, the Employee will give the Employer written notice within thirty (30) days of the date the circumstance giving rise to the Good Reason first existed, which will identify with reasonable specificity the grounds for the Employee's resignation and provide the Employer with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by the Employee to the Employer more than thirty (30) days after the occurrence of the event that the Employee alleges is Good Reason for the Employee's termination hereunder.

(c)Definition of Good Reason. For purposes of this Agreement, “Good Reason” will mean any of the following to which the Employee has not consented in writing: (a) a reduction in the Employee's Base Salary; (b) a relocation of the Employee's primary place of employment to a location more than 20 miles from Midland, Texas; or (c) any material reduction in the Employee's title, authority or responsibilities as Chief Accounting Officer and Controller of the Company.

5.4.Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee during the Employment Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.8. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than thirty (30) days after the giving of such notice). However, if the Employee submits a Notice of Termination specifying a Termination Date other than the date of Employer's receipt of such notice, the Employer may, at its sole discretion, change the Termination Date to any date on or after the date of Employer's receipt of such Notice of Termination and before the Termination Date specified by the Employee in the Notice of Termination. If the Employer changes the Termination Date from the Termination Date the Employee specified in the Notice of Termination, the Employment Term shall be from the Effective Date until the Termination Date selected by the Employer.

5.5.Disability. If the Employer determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Term, it may, without breaching this Agreement, give to the Employee written notice in accordance with Section 5.4 of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Employer will terminate effective on the fifteenth (15th) day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the fifteen (15) days after such receipt, the Employee will not have returned to full-time performance of the Employee's duties. “Disability” means the determination by a physician selected by the Employer that the Employee has been unable to perform the Employee's usual and customary duties under this Agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease. At any time and from time to time, upon reasonable request by the Employer, the Employee will submit to reasonable medical examination for the purpose of determining the Employee's ability to perform the essential functions of the job position, with or without any reasonable accommodation.

6.	COMPENSATION OF THE EMPLOYEE UPON TERMINATION.

6.1.Death. If the Employee's employment under this Agreement is terminated by reason of the Employee's death, the Employer will pay to the person or persons designated by the Employee for that purpose in a notice filed with the Employer, or, if no such person will have been so designated, to the Employee's estate the amount of (a) the Employee's accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date (or, if earlier, as required by applicable law), (b) any accrued but unpaid Bonus paid in a lump sum, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable in accordance with the terms of the applicable Employee Bonus Plan, (c) a pro rata portion of any Bonus for the fiscal year in which the Termination Date occurs, paid in a lump sum at such time as bonuses for the annual period are paid to other executive officers of the Company in accordance with the terms of the applicable Employee Bonus Plan, and determined by multiplying the Employee's target Bonus for such period by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Termination Date and the denominator of which is 365 (“Pro Rata Bonus”), and (d) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date, and the Employer thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Related Parties in accordance with the terms of such plans or programs and any payments or benefits required to be made or provided under applicable law.

6.2.Disability. In the event of the Employee's termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive his Base Salary and participate in applicable employee benefit plans or programs of the Related Parties (on an equivalent basis to Section 6.4(a)(iv) below) through the Termination Date, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Employee under any bona fide disability policy or program (within the meaning of Final Treasury Regulation Section 1.409A-1(a)(5)) funded by any of the Related Parties that covers a substantial number of employees of the Related Parties and was established prior to the date the Employee incurred a Disability, and will receive the amount of (a) the Employee's accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date (or, if earlier, as required by applicable law), (b) any accrued but unpaid Bonus paid in a lump sum, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable in accordance with the terms of the applicable Employee Bonus Plan, (c) the Employee's Pro-Rata Bonus paid in a lump sum, payable at such time as bonuses for the annual period are paid to other executive officers of the Company in accordance with the terms of the applicable Employee Bonus Plan, and (d) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date, and the Employer thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Related Parties in accordance with the terms of such plans or programs and any payments or benefits required to be made or provided under applicable law.

6.3.By the Employer for Cause or the Employee Without Good Reason. If the Employee's employment is terminated by the Employer for Cause, or if the Employee terminates Employee's employment other than for Good Reason, the Employee will receive the amount of (a) the Employee's accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date (or, if earlier, as required by applicable law), (b) any accrued but unpaid Bonus paid in a lump sum, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable in accordance with the terms of the applicable Employee Bonus Plan, and (c) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date, and the Employer thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Related Parties in accordance with the terms of such plans or programs and any payments or benefits required to be made or provided under applicable law.

6.4.By the Employee for Good Reason or the Employer other than for Cause.

(a)Severance Benefits on Non-Change of Control Termination. Subject to the provisions of Section 6.4(b) and Section 6.4(d), if prior to or more than one (1) year after the occurrence of a Change of Control (as defined below) the Employer terminates the Employee's employment without Cause, or the Employee terminates his employment for Good Reason, then the Employee will be entitled to the following benefits (the “Severance Benefits”):

(i)an amount equal to (A) the Employee's accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30)

days following the Termination Date (or, if earlier, as required by applicable law), (B) any accrued but unpaid Bonus paid in a lump sum, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable in accordance with the terms of the applicable Employee Bonus Plan, and (C) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date or, if earlier, as required by applicable law;

(ii)twenty-four (24) monthly payments paid on the first monthly payroll date of the Company each month in an amount equal to one-twelfth (1/12) of the Employee's annual Base Salary at the highest rate in effect at any time during the thirty-six (36) month period prior to the Termination Date plus the average annual Bonus of the two (2) years preceding the Termination Date, commencing with the first monthly payroll date of the Company in the first month beginning after sixty (60) days following the Termination Date;

(iii)a cash amount equal to the Employee's Pro-Rata Bonus for the fiscal year in which the Termination Date occurs, paid in a lump sum at such time as bonuses for the annual period are paid to other executive officers of the Company in accordance with the terms of the applicable Employee Bonus Plan; and

(iv)to the extent that the Employee elects COBRA continuation coverage, the Employer will pay the full cost of the Employee's COBRA continuation coverage for the maximum period as COBRA continuation coverage is required to be provided under applicable law; provided, however, that the benefits described in this Section 6.4(a)(iv) may be discontinued prior to the end of the period provided in this Section 6.4(a)(iv) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer (“COBRA Benefit”).

(b)Change of Control Benefits. Subject to the provisions of Section 6.4(d), if within the one (1) year period following the occurrence of a Change of Control, the Employer terminates the Employee's employment without Cause, or the Employee terminates the Employee's employment for Good Reason, then, in lieu of the Severance Benefits under Section 6.4(a), the Employee will be entitled to benefits (the “Change of Control Benefits”) identical to those set forth in Section 6.4(a) except that the amount described in clause (ii) will be equal to thirty-six (36) monthly payments and will be paid in a lump sum within sixty (60) days following the Termination Date, provided that if the sixty (60) day period begins in one taxable year and ends in a second taxable year, the payment shall not be made until the second taxable year.

(c)Definition of Change of Control. For purposes of this Agreement, a “Change of Control” will mean the first to occur of the following, provided that such Change of Control qualifies as a change in ownership, change in effective control or a change in ownership of a substantial portion of assets of Legacy within the meaning of

Section 409A of the Code:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 35% or more of either (A) the then-outstanding equity interests of Legacy (the “Outstanding Legacy Equity”) or (B) the combined voting power of the then-outstanding voting securities of Legacy entitled to vote generally in the election of directors (the “Outstanding Legacy Voting Securities”); provided, however, that, for purposes of this Section 6.4(c)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Legacy; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Legacy or any affiliated company; (3) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 6.4(c)(iii)(A), Section 6.4(c)(iii)(B) or Section 6.4(c)(iii)(C); or (4) any acquisition of Units from Legacy arising out of or in connection with an IPO or private placement of Legacy's securities;

(ii)Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Legacy's Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Legacy or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Legacy or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Legacy Equity and the Outstanding Legacy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Legacy or all or substantially all of Legacy's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Legacy Equity and the

Outstanding Legacy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Legacy or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(d)Conditions to Receipt of Severance Benefits.

(i)Release. Any Severance Benefits or Change of Control Benefits to which the Employee may be entitled under Section 6.4(a) or Section 6.4(b) shall be payable only upon a termination of employment of the Employee, provided the Employee executes (and does not revoke) a release (“the “Release”), which, among other things, will include an affirmation of the restrictive covenants set forth in Section 7 and a non-disparagement provision, in a form and substance satisfactory to the Employer, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Employer and the Related Parties which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Employer and the Related Parties pursuant to any provision of the Related Parties' organizational documents or any directors and officers liability insurance maintained by any of the Related Parties. The Release shall be provided to the Employee within five (5) business days following the Termination Date and must be signed by the Employee and returned to the Employer (and not revoked) within fifty-five (55) days following the Termination Date. If the Employee fails or otherwise refuses to execute a Release, the Employee will not be entitled to any Severance Benefits or Change of Control Benefits, as the case may be, or any other benefits provided under this Agreement, and the Employer will have no further obligations with respect to the provision of those benefits except as may be required by law.

(ii)Limitation on Benefits. If, following a termination of employment that gives the Employee a right to the payment of Severance Benefits under Section 6.4(a) or Section 6.4(b), the Employee violates in any material respect any of the covenants in Section 7 or any other provision of the Release, the Employee will have no further right or claim to any payments or other benefits to which the Employee may otherwise be entitled under Section 6.4(a) or Section 6.4(b) from and after the date on which the Employee engages in such activities and the Employer will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.

6.5.Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of any of the Related Parties that take into account the Employee's income or length of service will exclude any and all Severance Benefits and Change of Control Benefits provided under this Agreement.

6.6.Exclusive Severance Benefits. The Severance Benefits payable under Section 6.4(a) or the Change of Control Benefits payable under Section 6.4(b), if they become applicable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Employer.

6.7.Section 280G of the Code.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that any severance and other benefits provided to or for the benefit of the Employee or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Related Parties (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change of Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (such severance and other benefits being referred to herein as the “Change of Control Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then (i) if the shareholder approval exemption set forth in Section 280G(b)(5) is available, then the Employer and the Employee shall take all steps necessary, including, without limitation, waiver of rights by the Employee, to seek shareholder approval for such Change of Control Payments in accordance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder; or (ii) if the shareholder approval exemption set forth in Section 280G(b)(5) is not available, then the Employer will provide the Employee with a computation of (A) the maximum amount of Change of Control Payments that could be made under the Change of Control Arrangements, without the imposition of the Excise Tax (said maximum amount being referred to as the “Capped Amount”); (B) the value of all Change of Control Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (C) the dollar amount of Excise Tax which the Employee would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments; and (D) the net value of the Uncapped Payments after reduction by (1) the amount of the Excise Tax, (2) the estimated income taxes payable by the Employee on the difference between the Uncapped Payments and the Capped Amount, assuming that the Employee is paying the highest marginal tax rate for state, local and federal income taxes, and (3) the estimated hospital insurance taxes payable by the Employee on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b) of the Code (the “Net Uncapped Amount”). If the Capped Amount is greater than the Net Uncapped Amount, the Employee shall be entitled to receive or commence to receive the Change of Control Payments equal to the Capped Amount; or if the Net Uncapped

Amount is greater than the Capped Amount, the Employee shall be entitled to receive or commence to receive the Change of Control Payments equal to the Uncapped Payments. If the Employee receives the Uncapped Payments, then the Employee shall be solely responsible for the payment of the Excise Tax due from the Employee and attributable to such Uncapped Payments, with no right of additional payment from any of the Related Parties as reimbursement for such taxes.

(b)    Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 6.7 shall be made in writing by tax counsel or by an independent public accounting firm agreed to by the Employer and the Employee (the “Auditor”), whose determination shall be conclusive and binding upon the Employer and the Employee. For purposes of making the calculations required by this Section 6.7, the Auditor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Employer and the Employee shall furnish to the Auditor such information and documents as the Auditor may reasonably request in order to make a determination under this Section 6.7. The Employer shall bear all costs the Auditor may reasonably incur in connection with any calculations contemplated by this Section 6.7.

7.	RESTRICTIVE COVENANTS.

7.1.Confidential Information. The Employee hereby acknowledges that in connection with the Employee's employment by the Employer the Employee has been provided and will be provided Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Employee or otherwise has been or is made available to Employee), including information Employee has not received before, regarding the business and operations of the Related Parties. The Employee further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Related Parties, and that the receipt of this Confidential information creates a special relationship of trust and confidence between the Employer, the Company, Legacy and the Employee. Employee thus acknowledges and agrees that it is fair and reasonable for the Employer, the Company and Legacy to take steps to protect itself. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Related Parties relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Related Parties, whether oral or in written form. The Employee agrees that all Confidential Information is and will remain the property of the Related Parties. The Employee further agrees, except for disclosures occurring in the good faith performance of Employee's duties for the Related Parties, during the Employment Term and at all times thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for Employee's own benefit or profit or allow any person, entity or third party, other than the Related Parties and authorized executives of the same, to use or otherwise gain access to any Confidential Information. The Employee will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by the Employee or Employee's agent or other representative or becomes available to the Employee on a non-confidential basis from a source other than the Related Parties through no breach of any agreement with the Employer or any of the Related Parties. Further, the Employee will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Employer, the Company or Legacy in writing; provided, however, that if and when such a disclosure is required by law, the Employee promptly will provide the Employer with notice of such requirement, so that an appropriate protective order may be sought, and will cooperate with the Employer in any attempt by Employer to obtain any such appropriate protective order.

7.2.Return of Property. The Employee agrees that all Confidential Information, whether prepared by the Employee or otherwise coming into Employee's possession, is and shall remain the exclusive property of the Employer and/or Related Parties. Employee further agrees to deliver promptly to the Employer, upon termination of Employee's employment hereunder, or at any other time when the Employer so requests, all documents relating to the business of the Related Parties, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Related Parties and all copies thereof and therefrom; provided, however, that the Employee will be permitted to retain copies of any documents or materials solely of a personal nature or otherwise related to the Employee's rights under this Agreement. Employee further agrees that, after Employee provides a copy of such information or documents to the Employer, Employee will immediately delete any information or documents relating to the Employer's business from any computer, cellular phone or other digital or electronic device owned by Employee.

7.3.Non-Compete Obligations. In consideration of the payments, benefits and other obligations of the Employer to the Employee pursuant to this Agreement, including, without limitation, the Employer's obligation to provide the Employee with Confidential Information pursuant to Section 7.1 hereof, and in order to protect such Confidential Information and preserve the goodwill of the Related Parties, the Employee hereby covenants and agrees to the following provisions.

(a)Non-Compete Obligations During Employment Term. The Employee agrees that during the Employment Term:

(i)the Employee will not, other than through the Related Parties, unless approved in writing by a majority of the Board of Directors, engage or participate in any manner, whether directly or indirectly, through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products (“Competing Business”), unless set forth on the approved activities list on Exhibit A; and

(ii)all investments made directly or indirectly by the Employee (whether in Employee's own name or in the name of any family members or other nominees or made by the Employee's controlled affiliates) in a Competing Business will be made solely through the Related Parties, unless approved in writing by a majority of the Board of Directors or unless such activity is set forth on Exhibit A; and the Employee will not directly or indirectly through any family members or other person or entity and will not permit any of Employee's controlled affiliates to: (A) invest or otherwise participate alongside the Related Parties in any Business Opportunities relating to or arising from a Competing Business, or (B) invest or otherwise participate in any business or activity relating to or arising from a Competing Business, regardless of whether any of the Related Parties ultimately participates in such business or activity, in either case, except through the Related Parties, unless approved in writing by a majority of the Board of Directors or unless such activity is set forth on Exhibit A.

(b)Non-Compete Obligations After Termination Date. The Employee agrees that the Employee will not in the Geographic Area engage or participate in any manner, whether directly or indirectly through any family member or other person or as an employee, employer, consultant, agent principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, unless approved in writing by a majority of the Board of Directors or unless such activity is set forth on Exhibit A:

(i)During the 90-day period following the Termination Date, in any business or activity that is a Competing Business; and/or

(ii)During the one (1) year-period following the Termination Date, in any business or activity which is a publicly traded oil and gas income distribution company or partnership or a privately held company or partnership that is contemplating an initial public offering as an oil and gas income distribution company or partnership that is in direct competition with the business of the Related Parties in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products; provided, that this subsection (ii) will not preclude the Employee from making investments in securities of oil and gas companies that are registered on a national stock exchange if (A) the aggregate amount owned by the Employee and all family members and affiliates does not exceed 5% of such company's outstanding securities, and (B) the aggregate amount invested in such investments by the Employee and all family members and affiliates after the date hereof does not exceed $500,000.

(iii)If Employee, in the future, seeks or is offered employment, or any other position or capacity with a Competing Business, Employee agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 7. Further, before taking any employment position with any Competing Business during the two-year period following the Termination Date, Employee agrees to give prior written notice to the Employer of the name of such Competing Business and Employee's intent to take a position with such Competing Business. The Employer shall be entitled to advise such Competing Business of the provisions of Section 7 and to otherwise deal with such Competing Business to ensure that the provisions of Section 7 are enforced and duly discharged.

(c)Not Applicable Following Change of Control Termination. If Employee's employment is terminated within one (1) year after a Change of Control by the Employee for Good Reason or by the Employer without Cause, the Employee will not be subject to the covenants contained in this Section 7.3.

(d)Geographic Area. For purposes of this Agreement, the “Geographic Area” shall mean (i) any county or parish in which the Related Parties own any oil and gas interests or conducts operations on the Termination Date or in which the Related Parties have owned any oil and gas interests or conducted operations at any time during the six months immediately preceding the Termination Date; or (ii) any county or parish adjacent to any county or parish described in clause (i) of this Section 7.3(d).

7.4.Non-Solicitation. During the Employment Term and for a period of twenty-four (24) months after the Termination Date, the Employee, directly or indirectly, will not, whether for Employee's own account or for the account of any other person or entity:

(a)Other than for the benefit of and on behalf of the Related Parties during the Employment Term, solicit, attempt to transact business with, accept business from, transact business with, encourage or entice to end a relationship with any of the Related Parties, encourage or entice to lessen or alter a relationship with any of the Related Parties any client or customer of any of the Related Parties with whom Employee had any contact with - whether orally, in person or in any writing - during Employee's employment with the Employer or about whom or which the Employee learned of or obtained Confidential Information about during the Employee's employment with the Employer. The restrictions in this Section 7.4(a) concerning solicitations, attempting to transact business, transacting business, or accepting business applies only to solicitations for, or accepting business on behalf of, any Competing Business. Additionally, Employee agrees that, among other actions, any notification, update or other communication to any such client or customer of Employee's non-employment with the Employer or Employee's relationship or status with any other company, individual or entity - whether such notification or update is through LinkedIn, Facebook, any other social media outlet, email, letter or by any other method - constitutes a solicitation of business and an attempt to transact business with such client or customer; and

(b)solicit, hire, endeavor to entice away from the Related Parties, discuss or encourage leaving employment with the Related Parties or working for or providing services to any person or entity other than the Related Parties, or otherwise interfere with the relationship of the Related Parties with any person who is currently employed by the Related Parties (including, without limitation, any independent contractors, engineers, geologists, sales representatives or organizations) or who had such a relationship with any of the Related Parties within the twelve (12) months preceding such solicitation, hiring, enticement, discussion, encouragement or interference.

7.5.Assignment of Developments. Employee hereby assigns to the Employer any rights Employee may have or acquire in Business Opportunities (defined below) and Proprietary Information (defined below) and recognizes that all Proprietary Information shall be the sole property of the Employer and its assigns and that the Employer and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, and all other rights throughout the world (collectively, “Proprietary Rights”) related thereto. “Proprietary Information” means trade secrets, confidential knowledge, data or any other proprietary information of the Employer. By way of illustration but not limitation, Proprietary Information includes: (i) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, testing trials, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Employer. Employee further hereby assigns to the Employer all of Employee's right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the Employee's employment with Employer, prior to the Effective Date or in conjunction or at the request of any other person or entity and related in any manner to leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products, or any other line of business in which the Employer becomes involved during Employee's employment with the Employer (collectively, “Prior O&G Inventions”). Inventions and Prior O&G Inventions are hereinafter referred to as “Company Inventions.” Employee recognizes that this Agreement does not require assignment of any invention which Employee developed entirely on Employee's own time without using the Employer's equipment, supplies, facilities or trade secret information, unless that invention (a) relates at the time of conception or reduction to practice of the invention to leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products, or any other portion of the Employer's business or actual or demonstrably anticipated research or development of the Employer; or (b) results from any services performed by Employee for the Employer. Employee also assigns to, or as directed by, the Employer all of Employee's right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Employer and the United States or any of its agencies. Employee also acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of the services that Employee provides to the Employer and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Employee also agrees to promptly and fully disclose to Employer any and all Company Inventions and to assign to the Employer in the future when any such Company Inventions are first reduced to practice or first fixed in a tangible form all of Employee's right, title and interest in and to any and all such Company Inventions. Employee further agrees to assist the Employer in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Employer may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Employer or its designee. In the event the Employer is unable for any reason, after reasonable effort, to secure Employee's signature on any document needed in connection with the actions specified in this Section 7.5, Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Employee's agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7.5 with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Employer any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Employer. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Employer) of all Proprietary Information developed by Employee and all Inventions made by Employee during Employee's employment with the Employer, which records shall be available to and remain the sole property of the Employer at all times. Except for the Prior O&G Inventions, those Inventions, if any, patented or unpatented, that Employee made prior to Employee's employment with the Employer are excluded from the scope of this Agreement. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are wholly or partially developed by the Employee or by a Competing Business during the Employment Term or originated by any third party and brought to the attention of the Employee during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means). However, Business Opportunities do not include the activities listed on Exhibit A hereto as described by Employee to the Board on or before the Effective Date of this Agreement.

7.6.Non-Disparagement. Employee agrees that the Employer's goodwill and reputation are assets of great value to the Employer which were obtained through great cost, time and effort. Therefore, Employee agrees that during Employee's employment with the Employer and after the termination of Employee's employment for any reason, Employee will not in any way disparage, libel or defame the Employer or any of the Related Parties or any of their businesses or business practices, products or services, or employees, officers, directors or owners.

7.7.Injunctive Relief. The Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Employer will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7. To the extent that the Employer seeks a temporary restraining order (but not a preliminary or permanent injunction), the Employee agrees that a temporary restraining order may be obtained ex parte.

7.8.Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 7 to be reasonable, that they give rise to the Employer's interest in restraining Employee as specified herein, and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Employer and/or the Related Parties. In addition, the Employee agrees that the Employee shall not assert that, and it should not be considered that, any provisions of this Section 7 are otherwise void, voidable or unenforceable or should be voided or held unenforceable. However, in the event any court of competent jurisdiction or arbitration panel holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect. Employee further agrees that in the event any of the covenants contained in Section 7 shall be held by any court or arbitration panel to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court or arbitration panel, as applicable, shall have such authority to reform the covenant and the Employer and Employee shall consider such covenant(s) and/or other provisions of Section 7 to be amended with respect to that particular jurisdiction so as to comply with the order of any such court or arbitration panel and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

7.9.Forfeiture Provision.

(a)Detrimental Activities. If the Employee engages in any activity that violates any covenant or restriction contained in Section 7, in addition to any other remedy the Employer may have at law or in equity, (i) the Employee will be entitled to no further payments or benefits from the Employer under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, (ii) all unexercised Unit options, restricted Units and other forms of equity compensation held by or credited to the Employee will terminate effective as of the date on which the Employee engages in that activity in accordance with the terms of the applicable agreements and plans, as amended from time to time, unless terminated sooner by operation of another term or condition of this Agreement or the applicable plans and agreements, and (iii) any exercise, payment or delivery pursuant to any equity compensation award that occurred within one year prior to the date on which the Employee engages in that activity may be rescinded within one year after the first date that a majority of the members of the Board first became aware that the Employee engaged in that activity. In the event of any such rescission, the Employee will pay to the Employer the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required.

(b)Right of Set-Off. The Employee consents to a deduction from any amounts the Employer owes the Employee from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Employee by the Employer), to the extent of the amounts the Employee owes the Employer under Section 7.9(a) above. Whether or not the Employer elects to make any set-off in whole or in part, if the Employer does not recover by means of set-off the full amount the Employee owes, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Employer. In the discretion of the Board, reasonable interest may be assessed on the amounts owed, calculated from the later of (i) the date the Employee engages in the prohibited activity and (ii) the applicable date of exercise, payment or delivery.

8.	Tax Matters.

8.1.Section 409A of the Code.

a.Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code upon or following a termination of the Employee's employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the Termination Date for purposes of any such payment or benefits.

b.To the extent that the Employer determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A of the Code, the Employer shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications in accordance with applicable guidance. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Employer without violating the provisions of Section 409A of the Code and shall be made in accordance with applicable guidance.

c.Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his Termination Date the Employee is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of the Employee's employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is the 1st day of the 7th calendar month that begins after the date of the Employee's “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of the Employee's death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

d.For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment under this Agreement to the Employee (including any installment payments) shall be deemed a separate payment.

e.In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.

f.With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the expenses eligible for reimbursement or in-kind benefits provided to the Employee must be incurred during the Employment Term, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (c) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

g.With respect to the payment of any amount under this Agreement to which Section 409A of the Code applies, neither the Employee nor the Related Parties may defer or accelerate any payment other than as provided hereunder or as provided under Treas. Reg. § 1.409A-2(b)(7) or Treas. Reg. § 1.409A-3(j)(4).

8.2.Tax Withholding. All payments (or transfers of property) to the Employee shall be subject to tax withholding in accordance with applicable law.

9.	MISCELLANEOUS.

9.1.No Expectation of Privacy. The Employee understands and agrees that the Employee has no expectation of privacy with respect to the Employer's telecommunications, networking, or information processing systems (including, without limitation, stored, created or accessed computer files, e-mail messages, and voice messages) and that the Employee's activity and any files or messages on or use of any such systems may be accessed, monitored, copied, disclosed, and saved by the Employer at any time without notice to the Employee.

9.2.Assignment; Successors; Binding Agreement. This Agreement may not be

assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Employer arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Employer, or succeeding to the business and substantially all of the assets of the Employer or any affiliates for which the Employee performs substantial services. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

9.3.Modification and Waiver. Except as otherwise provided below (or as set forth in Section 7.8), no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Employee and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

9.4.Entire Agreement. This Agreement embodies the entire understanding of the parties hereof, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof. However, this Agreement does not supersede any non-competition, non-disclosure, non-solicitation, confidentiality, intellectual property assignment, or non-disparagement provisions or agreements that the Employee and the Employer have previously entered, and the Employer and the Employee agree that this Agreement and any such prior provisions and/or agreements are both enforceable and may run concurrently and both be enforced. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement.

9.5.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

9.6.Consent to Jurisdiction and Service of Process.

(a)Section 7 Disputes. In the event of any dispute, controversy or claim between the Employer and the Employee arising out of or relating to the interpretation, application or enforcement of the provisions of Section 7, the Employer and the Employee agree and consent to the personal jurisdiction of the state and local courts of Midland County, Texas and/or the United States District Court for the Western District of Texas for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 7 of this Agreement. The Employer and the Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Employer at the address of its principal executive offices and to the Employee at his last known address as reflected in the Employer's records.

(b)Disputes Other Than Under Section 7. In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 7, the parties will use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences will be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator will be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator will be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Midland, Texas. The determination reached in such arbitration will be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Midland, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the AAA.

9.7.Withholding of Taxes. The Employer will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

9.8.Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

to the Employer, to:

Attn: Chairman of the Board
Legacy Reserves Services, Inc.
303 W. Wall, Suite 1600
Midland, Texas 79701

to the Employee, to:

James Daniel Westcott
303 W. Wall, Suite 1600
Midland, Texas 79701

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
9.9.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.10.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9.11.Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

9.12.Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

9.13.Capacity; No Conflicts. The Employee represents and warrants to the Employer that: (i) the Employee has full power, authority and capacity to execute and deliver this Agreement, and to perform the Employee's obligations hereunder, (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which the Employee is a party or is otherwise bound, and (iii) this Agreement is the Employee's valid and binding obligation, enforceable in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.

EMPLOYER
LEGACY RESERVES SERVICES, INC.

By:	/s/ Cary D. Brown
Cary D. Brown, Chief Executive Officer

COMPANY
LEGACY RESERVES GP, LLC

By:	/s/ Cary D. Brown
Cary D. Brown, Chairman, President
and Chief Executive Officer

LEGACY
LEGACY RESERVES LP
By:	Legacy Reserves GP, LLC
Its General Partner

By:	/s/ Cary D. Brown
Cary D. Brown, Chairman, President
and Chief Executive Officer

EMPLOYEE

By:	/s/ James Daniel Westcott
James Daniel Westcott

EXHIBIT A

APPROVED OUTSIDE ACTIVITIES AS OF EFFECTIVE DATE

None.

SCHEDULE 1 TO RESIGNATION, CONSENT AND APPOINTMENT AGREEMENT AND AMENDMENT AGREEMENT
(LEGACY RESERVES LP)

24